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Exhibit 21

SUBSIDIARIES OF PROVELL, INC.

State of Incorporation
Provell Financial Services, Inc.	Minnesota
Texas Telemarketing, Inc.	Minnesota
ClickShip Direct, Inc.	Minnesota

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SUBSIDIARIES OF PROVELL, INC.